Exhibit 99.1
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Contact:  Dan McCarthy, 610-774-5758

Pennsylvania Public Utility Commission Approves
Settlement of PPL Electric Utilities Rate Request

ALLENTOWN, Pa. (Dec. 6, 2007) -- Residential customers of PPL Electric Utilities will see a modest increase in their total bills Jan. 1, 2008, while rates for some business customers will decrease under changes approved by the Pennsylvania Public Utility Commission on Thursday (12/6).
The PUC approved a settlement of a PPL Electric Utilities rate request that increases the company’s total revenues by 1.7 percent. The company will use the additional revenue to support continued investment in reliability. PPL Electric Utilities also will increase funding for low-income customer payment assistance programs and provide new funding for energy efficiency programs.
“The additional revenue will help us maintain and improve our poles, wires and equipment, and provide the reliable service our customers depend on for their homes and businesses,” said David G. DeCampli, president of PPL Electric Utilities.
The change affects only distribution charges, which represent less than one-third of the total bill for the average residential customer and even less for business customers who use large amounts of electricity.
The 2008 changes would add $4.73, or 4.7 percent, to the current monthly bill of $100.21 for a typical residential customer using 1,000 kilowatt-hours. Some business customers will see an increase of less than 1 percent. Other business customers will see their bills decrease less than 1 percent, depending on how much electricity they use.
Rates will increase more for residential customers than for business customers because of a state court ruling that requires PPL Electric Utilities to address historical differences in the way costs had been recovered from different groups of customers.
The company requested an increase in revenue to keep pace with the rising cost of maintaining and improving more than 44,000 miles of distribution lines in central and eastern Pennsylvania.
Costs for transformers have increased by about 80 percent over the past three years. The cost of copper and aluminum wire used for power lines is up about 25 percent. Costs for employee health care, bucket trucks, fuel and other materials have also seen double-digit percentage increases since 2004, when the company last was granted a distribution rate increase by the PUC.
The company absorbed these increasing costs over that period while investing more than $450 million to maintain, improve and expand its distribution system.
In addition to increasing the company’s annual revenue from distribution charges by $55 million, or 8.2 percent, to support these investments, the settlement approved by the commission will provide funding for new programs that encourage efficient energy use and new time-of-use rates, as well as a grant program that would encourage developers to construct high-performance “green buildings” that conserve energy, water and natural resources.
The settlement will increase funding by 38 percent for programs that help low-income customers who are having difficulty paying their electric bills. These programs provide payment assistance to customers, as well as home weatherization and energy conservation services.
PPL Electric Utilities has been an industry leader for more than 25 years in delivering customer assistance programs. Separate from the increased program funding that will come from customer bills, PPL Electric Utilities will increase its donation to the Operation HELP program by 40 percent in 2008. The increase will bring the company’s annual donation to $1 million. Operation HELP provides emergency grants to help customers pay their heating bills. Its funding comes from PPL and donations by customers and employees.
PPL Electric Utilities Corporation, a subsidiary of PPL Corporation that provides electricity delivery services to about 1.4 million customers in Pennsylvania, has consistently ranked among the best companies for customer satisfaction in the United States. More information is available at www.pplelectric.com.

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